ADVISORY AND SERVICE CONTRACT BETWEEN
                            LINDNER INVESTMENTS
                                    AND
                       RYBACK MANAGEMENT CORPORATION


      THIS AGREEMENT entered into the 23rd day of September 1993 by and between LINDNER INVESTMENTS, (hereinafter referred to as "the Fund") and RYBACK MANAGEMENT CORPORATION, a Michigan corporation, (hereinafter referred to as "the Adviser").

      WHEREAS, the Fund has been organized to operate as an open-end management investment company registered under the Investment Company Act of 1940, as amended, (the "1940 Act"); and

      WHEREAS, the shares of beneficial interest of the Fund may be divided into separate series, the second of which is the Lindner Bulwark Fund (along with any series which may in the future be established, a "Series"); and

      WHEREAS, the Fund and the Adviser have previously entered into an Advisory and Service Contract which reserves to them the right to negotiate and execute a separate advisory and service contract with respect to a particular Series of the Fund; and

      WHEREAS, the Fund and the Adviser desire to enter into such a separate agreement with respect to the Fund's Lindner Bulwark Fund; and

      WHEREAS, the Fund desires to avail itself of the services, information, advice, assistance and facilities of the Adviser and to have the Adviser perform for it various investment advisory and research services and other management services in connection with the Lindner Bulwark Fund; and

      WHEREAS, the Adviser has been organized to operate as an investment adviser registered under the Investment Advisers Act of 1940, as amended, and desires to provide such investment advisory services to the Fund;

      NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

      1. Employment of the Adviser. The Fund hereby engages the Adviser to manage the investment and reinvestment of the assets of the Lindner Bulwark Fund for the period and on the terms hereinafter set forth. The Adviser hereby accepts such engagement and agrees during such period to render services and to assume obligations herein set forth for the compensation herein provided. The Adviser shall, for all purposes herein, be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

      2. Duties of Adviser. In providing the services set forth herein, the Adviser undertakes to afford to the Fund the advice and assistance of the Adviser's organization in the choice of investments and to furnish for the use of the Fund office space and all necessary office facilities, equipment and personnel for servicing the investments of the Fund and maintaining its organization, and to pay all promotional expenses, salaries and fees of all officers and directors who are interested persons of the Fund and for all clerical services relating to research, statistical and investment work. The investment policies and all other actions of the Fund are and shall at all times be subject to the control and direction of its Board of Trustees. The Adviser may, at its expense, employ one or more subadvisers. References herein to the Adviser shall include any subadviser employed by the Adviser. The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of securities of each Series. In making such selections, the Adviser is authorized to consider such factors as it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and exceution ability of the broker or dealer, and the reasonableness of the commissions both for the specific transaction and on a continuing basis.
The commission paid to such broker or dealer may be higher than that which might be charged by another broker or dealer for effecting the same transaction if a good faith determination is made by the Adviser that such commissions are reasonable in relation to the value of the brokerage and research services provided, viewed in terms of either that particular transaction or the overall responsibilities of the Adviser as to the accounts as to which it exercises investment discretion. In making such determination, the Adviser need not place or attempt to place a specific dollar value on such services or on the portion of the commission reflecting such services.

      3. Permissible Interests. Subject to and in accordance with the Declaration of Trust of the Fund and the Articles of Incorporation of the Adviser, trustees, officers, and shareholders of the Fund are, or may be or become interested in the Adviser as directors, officers or otherwise and directors, officers and shareholders or otherwise of the Adviser are or may be or become interested in the Fund as trustees, officers, shareholders or otherwise, and the Adviser may be or become interested in the Fund as shareholder or otherwise; and the effect of any such interrelationships shall be governed by said Declaration of Trust or Articles of Incorporation, as the case may be, and the Investment Company Act of 1940 (the "1940 Act").

      4. Compensation of the Adviser. For the services and facilities to be furnished during any fiscal month by the Adviser hereunder, the Fund shall pay the Adviser as an advisory and service fee as soon as practicable after the last day of each month beginning with the month ending September 30, 1993, an amount equal to 1/12th of of 1% of the average daily net assets of the Fund during the applicable month.

      The Adviser shall reimburse the Fund for any excess of annual operating and management expenses, exclusive of taxes and interest but including the Adviser's compensation, in excess of the most stringent limitation imposed by a state regulatory agency.

      5. Compensation Upon Termination. In case of termination of the Agreement during any month, the fee for themonth shall be reduced proportionately on the basis of the number of calendar days during which it is in effect and the fee computed upon the average daily net asset value on the business days during which it is so in effect.

      It is understood that the Fund will pay all its expenses other than those expressly stated to be payable by the Adviser hereunder, which expenses payable by the Fund shall include, without limitation, interest charges, taxes, fees of trustees who are not interested persons of the Fund, other fees and commission of every kind, expenses of issue, sale, repurchase, or redemption of shares, expenses of registering or qualifying shares for sale, charges of custodians (including sums as custodian and for keeping books and similar services to the Fund), transfer agents (including the printing and mailing of reports and notices to shareholders), registrars, auditing and legal services, and other expenses not expressly assumed by the Adviser under paragraph 2 hereof.

      6. Status of Adviser. The services of the Adviser to the Fund are not to be deemed to be exclusive, the Adviser being free to render services to others and engage in other activities.

      7.    Limitation of Liability of Adviser.

      (a) In the absence of (i) willful misfeasance, bad faith, gross negligence, (ii) reckless disregard of obligations and duties hereunder on the part of the Adviser, or (iii) a loss resulting from a breach of a fiduciary duty with respect to the receipt of compensation for services (in which case any award for damages shall be limited to period and amount set forth in Section 36(b)(3) of the 1940 Act), the Adviser shall not be subject to liability whatsoever to the Fund or to any shareholder of the Fund for any error or judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Fund.

      (b) It is agreed that the Adviser shall have no responsibility or liability for the accuracy or completeness of the Fund's Registration Statements under the 1940 Act or the Securities Act of 1933, except for information supplied by the Adviser for inclusion therein.

      8. Limitation of Fund's Liability. The Adviser acknowledges that it has received notice of and accepts the limitations upon the Fund's liability set forth in its Declaration of Trust. The Adviser agrees that the Fund's obligations hereunder in any case shall be limited to the Fund and its assets and that the Adviser shall not seek satisfaction of any obligation from the shareholders of a Series nor from any Trustee, officer, employee or agent of the Fund.

      9. Purchase of Securities. The Adviser agrees that neither it nor any of its officers or directors will take a long or short position in the securities issued by the Fund except that it or they may purchase from the Fund, or from a principal underwriter of the Fund, shares issued by the Fund at the offering price in effect at the moment of such purchase.

      10. Force Majeure. The Adviser shall not be liable for delays or errors occurring by reason of circumstances beyond its control including, but not limited to, acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot or failure of communication or power supply. In the event of equipment breakdowns beyond its control, the Adviser shall take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.

      11. Renewal, Termination and Amendment. This Agreement shall continue in effect, unless sooner terminated as hereinafter provided, for a period of two years from the date hereof, and indefinitely thereafter, with respect to each of the Series, if its continuance after such two-year period shall be specifically approved at least annually by vote of the holders of a majority of the outstanding voting securities of the appropriate Series or by the vote of a majority of the Fund's Trustees; and further provided that such continuance is also approved annually by the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of the Adviser., cast in person at a meeting called for the purpose of voting on such approval. Except for the first two-year period, if such approval is not obtained, this Agreement shall terminate on the date which is 15 months from the date of the last such approval. Either party hereto may, at any time on 60 days' prior written notice to the other, terminate this Agreement, without the payment of any penalty, by action of its Board of Trustees or Board of Directors, as the case may be, or by the vote of a majority of its outstanding voting securities. This agreement shall terminate automatically in the event of its assignment. This Agreement may be amended at any time by the parties hereto, subject to approval by the Fund's Board of Trustees and, if required by applicable SEC rules and regulations, a vote of the majority of the outstanding voting securities of any Series affected by such change.

      12. Use of Name. The Fund acknowledges that the Adviser owns all rights to the use of the name "Lindner". The Adviser hereby grants to the Fund the right to use the name "Lindner" as part of its name, reserving, however, the right, without compensation to the Fund, to:

            a. require the Fund to change its name within 120 days following termination of this contract,

            b. grant the use of the name "Lindner" as part of its name to any other investment company.

      13. Severability. If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

      14. Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Missouri, provided however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

      15. Counterparts. This Agreement may be executed in one or mroe counterparts, each of which shall be deemed to be an original.

      16. Definitions. The terms "vote of a majority of the outstanding voting securities", "assigned" and "interested persons", when used herein, shall have the respective meanings specified in the 1940 Act as now in effect.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed in their behalf by their respective officers thereunto duly authorized, and their respective seals to be hereunto affixed, all as of the date first above written.

                              LINDNER INVESTMENTS,
                              a Massachusetts business trust

                          By: /S/ ERIC E. RYBACK
                             Eric E. Ryback, President

                              RYBACK MANAGEMENT CORPORATION,
                              a Michigan corporation

                          By: /S/ DOUG T. VALASSIS
                             Doug T. Valassis, Chairman